EXHIBIT 16.1

June 13, 2013

Securities and Exchange Commission
450 5th Street NW
Washington, DC 20549

Ladies and Gentlemen:

On June 10, 2013, we arrived at an agreement North American Oil and Gas Corp. (the Company) to terminate our appointment as the Company’s independent registered public accounting firm.

We have read the Company’s disclosure set forth in Item 4.01, “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated June 13, 2013, and are in agreement with the disclosures in the Current Report, insofar as they pertain to our firm.

Sincerely,

Eide Bailly LLP

www.eidebailly.com

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